EXHIBIT 99.1

US Antimony (UAMY) Receives Third and Final Approval from US Dept of Defense Regarding Testing

THOMPSON FALLS, MT, March 6, 2023 - United States Antimony Corporation (“UAMY”, “U.S. Antimony” or the “Company”) is pleased to announce that the Department of Defense (“DOD”) and the Defense Logistics Agency (“DLA”) have approved the third and final sample of antimony trisulfide supplied by the company. The samples were all taken from material obtained via concentrating feed from mineralized material at the Sierra Guadalupe mines in the state of Zacatecas Mexico. The Company, in Q3 of 2022, entered into an agreement for the ownership of the mining concessions at the Sierra Guadalupe Mines and is currently engaged in negotiations for the surface rights. The mines were worked prior to 1970 and the approved material came from concentrate made from dump rock generated from that mining effort.

“With this approval the Company can now sell antimony trisulfide, sourced from Sierra Guadalupe, to the DOD, or to approved DOD manufacturers. The Company currently has several tons of antimony trisulfide concentrate in inventory that can now be processed and sold to the DOD,” said U.S. Antimony CEO John Gustavsen.

The Guadalupe supplied a small amount of high-grade feed to UAMY for direct smelting in 2016-2018 that had an average grade of approximately 32% antimony.

SUMMARY:

The Guadalupe antimony mines, because of the predominance of trisulfide, were acquired for the supply of feed to the Company’s Puerto Blanco flotation mill for concentration followed by shipment to the UAMY Montana facilities for synthesis into purified antimony trisulfide crystal.

This approval means that U.S. Antimony now has the only approved North American mine source of antimony for the production and supply of antimony trisulfide to the DOD/DLA for primers in munitions.

Forward Looking Statements: This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company’s operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits.  Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s most recent filings, including Form 10-K with the Securities and Exchange Commission.

CONTACT:

United States Antimony Corp.

PO Box 643 47 Cox Gulch Rd.

Thompson Falls, Montana 59873-0643

E-Mail: info@unitedstatesantimony.com Phone: 928 234 5227

SOURCE: United States Antimony Corporation

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